Exhibit 10.2

Confidential

LENDER UNDERTAKING

relating to

the Business Combination of

Next.e.GO Mobile SE, Aachen, Germany with Athena Consumer Acquisition Corporation

Lender Undertaking relating to the Business Combination of Next.e.GO Mobile SE, Aachen, Germany with Athena Consumer Acquisition Corporation

(the “Agreement”)

by and between

(1)	Next.e.GO Mobile SE, a European Company (Societas Europaea) existing under the laws of the European Union and the Federal Republic of Germany with registered seat in Aachen, Germany registered with the Commercial Register of the Local Court of Aachen under HRB 24014, with business address at Lilienthalstraße 1, 52068 Aachen, Germany,

– hereinafter referred to as the “Company” –

(2)	the lenders identified as such in Exhibit B,

– each hereinafter referred to as a “Lender” and together the “Lenders” –

and

(3)	Athena Consumer Acquisition Corp., a Delaware corporation, with business address at 442 5th Avenue, New York, New York 10018, United States of America,

– hereinafter referred to as “Athena” –

The Company, the Lenders and Athena, together with any transferee permitted pursuant to this Agreement, are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

TABLE OF EXHIBITS

Exhibit A	Business Combination Agreement
Exhibit B	Convertible Loan Lenders
Exhibit C	Forms of Power of Attorney (German)
Exhibit D	Forms of Power of Attorney (Dutch)

Preamble

(A)	The Company intends to enter into a series of transactions (the “Business Combination”) with, among other entities, Athena, an entity which is listed on the New York Stock Exchange (the “NYSE”), for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination as further described under recital (D) below.

(B)	Concurrently with the execution of this Agreement, the Company will enter into a business combination agreement with Athena and several other entities substantially in the form as attached hereto as Exhibit A (the “BCA”) setting forth the terms of the Business Combination.

(C)	The Company, as borrower, entered into convertible loan agreements in the total principal amount of EUR 39,085,000 between the Company and the Lenders (the agreements together, the “Convertible Loan Agreements”).

(D)	Pursuant to the BCA, the Business Combination will, subject to the terms and conditions thereof (including any amendments, supplements or other modifications thereto in accordance with its terms) and among other transactions contemplated thereby, be implemented substantially as follows:

(i) the Lenders will convert the entire loan amount granted to the Company under the Convertible Loan Agreements (plus accrued interest) into either (y) new common shares in the Company and participate in the Share Exchange (as defined below) or (z) TopCo Shares by way of an issuance of TopCo Shares against contribution in kind of all the claims arising from the Convertible Loan Agreements (the “Conversion”);

(ii) all of the shareholders of the Company will contribute their respective shares held in the Company (“Company Shares”) to a newly incorporated Dutch corporation in the legal form of a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), which will as a subsequent step in the implementation of the Business Combination be converted into a Dutch public limited liability company (naamloze vennootschap) (“TopCo”), in exchange for ordinary shares in the nominal amount of EUR 0.12 per share in TopCo (“TopCo Shares”) (the “Share Exchange”);

(iii) Athena will merge with a newly formed and wholly owned subsidiary of TopCo, incorporated as a Delaware corporation, (“Merger Sub”) with Athena as the surviving company in the merger (the “Surviving Company”) and, after giving effect to the merger: (i) the Surviving Company will be a wholly owned subsidiary of TopCo, and (ii) each issued and outstanding share will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”), and, immediately thereafter, (iii) each of the resulting shares of Surviving Company Common Stock will be automatically exchanged, through an exchange agent, for one TopCo Share (the Conversion and the Business Combination including the aforementioned transactions under clauses (i) and (ii) and the other transactions contemplated by the BCA, all as further described in detail in the BCA, collectively the “Transactions”);

(iv) after giving effect to the Business Combination, the warrants in Athena held by the holders thereof will no longer be exercisable for shares in Athena but instead will be exercisable (subject to the terms and conditions of such agreement, as amended) for TopCo Shares; and

(v) on or about the “Closing Date” (as such term is defined in the BCA), the TopCo Shares will be listed on the NYSE. The pre-money market capitalization of the Company, on the basis of which the Transaction is to be consummated, is USD 800 million, which includes a 30 million share performance-based earn-out, subject to, and upon the satisfaction of certain terms and conditions (the “Company Equity Value”).

(E)	It is in the Lenders’ interest that the Transactions, including for the avoidance of doubt the Conversion, is implemented substantially as described above and in the BCA.

(F)	In order to facilitate the implementation of the Transactions substantially all of the Lenders agree to duly execute and deliver promptly following signing of this Agreement (i) powers of attorney to Mr. Eelco Van Der Leij, substantially in the form attached hereto as Exhibit B and (ii) powers of attorney to NautaDutilh N.V., substantially in the form attached hereto as Exhibit C (the “Dutch PoA”), permitting the respective authorized person (x) to execute and deliver any documents, agreements, approvals or consent to which such Lender is a party to in connection with the Transactions, (y) to take all necessary or desirable actions on behalf of such Lender in connection with the transactions contemplated under and as set forth in the BCA and the “Transaction Documents” (as such term is defined in the BCA) to the extent applicable to such Lender (including, for the avoidance of doubt, the execution of this Agreement on each Lender’s behalf) and (z) to support the transactions contemplated by the BCA and the other Transaction Documents.

NOW, THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and each intending to be legally bound, hereby enter into this Agreement and agree as follows:

1.	Defined Terms

In this Agreement, any capitalized terms and any abbreviations used, but not defined in this Agreement, shall have the meaning as ascribed to them in the BCA as attached hereto.

2.	Undertakings of the Lenders

2.1	Each Lender hereby irrevocably and unconditionally undertakes and agrees, subject to the restrictions set forth in Sections 2.2 and the condition precedent (aufschiebende Bedingung) set forth in Section 2.3 below, vis-à-vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Athena, and in each case to the extent legally possible and permissible

2.1.1	to fully support the Transactions and to implement the transactions contemplated under and as set forth in the BCA and the other Transaction Documents in relation to which such Lender’s support or participation is required or appropriate, and in particular, without limitation, to

(a)	enter into, amend, restate and/or terminate any and all agreements as contemplated herein or therein and required, necessary or appropriate in this context;

(b)	make and accept any and all declarations (including approvals and waivers of any kind, including waiving rights of first refusal and similar rights) which are necessary or appropriate in this context;

(c)	if and when, following the Conversion, shareholders’ meetings of the Company or, following the Share Exchange, TopCo, are held, appear at such meetings and cause the TopCo Shares, respectively, to be counted as present thereat for the purpose of establishing a quorum;

(d)	participate, following the Conversion, in shareholders’ meetings of the Company or, following the Share Exchange, TopCo, and vote in favor of and pass any and all resolutions therein which are necessary or appropriate in this context, it being understood and agreed that, in particular, without limitation, the Lender shall, following the Conversion, participate in, vote in favor of and pass any and all resolutions with respect to the approval of the transfer of Company Shares to TopCo within the Share Exchange and the conversion of TopCo into a Dutch public limited liability company (naamloze vennootschap); and

(e)	do any and all other acts of any kind which are necessary or appropriate to implement the Business Combination, when requested by the Company.

2.1.2	to omit from taking any actions which (a) could be detrimental to, impede, interfere with, prohibit, delay, postpone or otherwise adversely affect the implementation or completion of the transactions contemplated by and as set forth in the BCA or the other Transaction Documents, including the Transactions, in particular, without limitation, not to (i) sell, transfer pledge, encumber, hedge, swap, convert or otherwise dispose of and/or assign its respective rights and obligations under its respective Convertible Loan Agreement or (ii) enter into any voting agreement or voting trust, or grant a proxy or power of attorney, that is inconsistent with its obligations pursuant to this Agreement; (b) could result in the failure of any condition set forth in the BCA to be satisfied; or (c) could result in a breach of any undertaking, representation or warranty of such Lender contained in this Agreement;

2.1.3	to the extent not already duly executed and delivered, to duly execute (with a wet-ink signature) and deliver to the Company the Dutch PoA and to have the Dutch PoA notarized, apostilled and, as applicable, accompanied by a confirmation attached as an annex to the Dutch PoA in accordance with the instructions listed underneath the signature block to the Dutch PoA; and

2.1.4	to, in particular, contribute all of its claims under its respective Convertible Loan Agreement to TopCo in exchange for TopCo Shares in accordance with the Cap Table and the exchange ratio as set forth therein;

2.2	The undertakings and agreements of each Lender set out above in Section 2.1 shall not constitute any funding or capital contribution obligation of such Lender.

2.3	For the avoidance of doubt, this Agreement shall be binding upon a Lender upon the execution of this Agreement by such Lender, the Company, Athena and TopCo; provided that the undertakings and agreements pursuant to Section 2.1 of such Lender shall be subject to the condition precedent (aufschiebende Bedingung) that the BCA is entered into by and among the Company, Athena, TopCo, and Merger Sub.

3.	Release of Liens

In connection with the Transactions, notwithstanding anything to the contrary contained in a Lender’s Convertible Loan Agreement, such Lender agrees that, upon the exchange of claims under such Convertible Loan Agreement in exchange for TopCo Shares, any liens in connection with the Convertible Loan Agreement shall be released and any right to purchase any notes of the Company or TopCo shall be waived, in each case, effective immediately upon such exchange.

4.	Costs and Expenses

Except as otherwise provided for in this Agreement or by way of bilateral agreement among any of the parties of the Transactions (for the avoidance of doubt, with binding effect only for such parties), all costs, including fees and expenses, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the costs of professional advisers, shall be borne by the Party that incurred such costs.

5.	No Assignment of Rights and Obligations

No rights and/or obligations under this Agreement can be transferred or assigned in whole or in part without the prior written consent of the other Parties. However, the transferring Party shall remain liable in addition to the entering Party for its obligations arising out of this Agreement.

6.	Term of this Agreement; Termination of Prior Agreements

6.1	This Agreement shall have effect as from the date hereof up to the earlier of (i) the expiry of the Termination Date as defined in the BCA (ii) the termination of the BCA in accordance with its terms or (iii) the consummation of all transactions contemplated under the BCA; a regular termination (ordentliche Kündigung) of this Agreement and any other right to leave the Agreement for any other reason shall be excluded to the extent legally possible.

6.2	The termination of this Agreement in accordance with Section 6.1 shall be without prejudice to any claims against any Lender in case of a breach of this Agreement by any Lender in any respect as of the time of such termination and, for the avoidance of doubt, the Company or TopCo, as applicable, and Athena shall, without limiting any other rights or remedies relating thereto, have the right to enforce such claims against the relevant Lender, notwithstanding such termination. Notwithstanding the foregoing or anything to the contrary herein, in no event shall Athena have any obligation or liability of any kind or to any person by reason of being party to or enforcing any of its rights under this Agreement.

7.	Confidentiality

Neither of the Lenders, nor any of their respective affiliates, shall make any public announcement or issue any public communication regarding this Agreement or BCA or the transactions contemplated hereby or thereby, or any matter related to the foregoing, without first obtaining the prior consent of Athena (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable law or legal process (including pursuant to the securities laws or the rules of any national securities exchange), in which case the applicable Party shall use commercially reasonable efforts to obtain such consent with respect to such announcement or communication from Athena prior to announcement or issuance.

8.	Representations and Warranties; Liability

8.1	Each Lender hereby warrants as an individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) vis-à -vis TopCo (as a contract for benefit of a third party – Vertrag zugunsten Dritter) and Athena by way of an independent warranty that immediately prior to the consummation of the Conversion the following statements are true and accurate, in each case however solely with respect to it (and for the avoidance of doubt not for any of the other Lenders):

8.1.1	Ownership. (i) Such Lender is the sole and exclusive legal and beneficial owner of the claims under its respective Convertible Loan Agreement and (ii) these claims are free and clear of any encumbrance or other right, title or interest or adverse claims of any person.

8.1.2	Authority; Enforceability. Such Lender has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Lender and constitutes a valid and binding agreement of such Lender, enforceable against such Lender in accordance with its terms.

8.1.3	No Spousal Consent. Such Lender does under applicable law not require the consent of its spouse to any of the contemplated Transactions.

8.1.4	No Insolvency. No petitions to commence bankruptcy or insolvency proceedings concerning such Lender have been filed, nor have any such proceedings been commenced. To such Lender’s best knowledge, no circumstances exist that would require a petition for any bankruptcy, insolvency or judicial composition proceedings, nor do any circumstances exist which according to any applicable bankruptcy, insolvency or creditor rights laws, would justify an action to void (Anfechtung) this Agreement.

8.1.5	No Violation. The execution, delivery and performance of this Agreement by such Lender will not (i) violate any provision of any law applicable to such Lender or any of its Company Shares; (ii) violate any order, judgment or decree applicable to such Lender; (iii) result in the creation of any lien or encumbrance upon any of its Company Shares; or (iv) conflict with, or result in a breach or default under, any agreement or instrument to which such Lender is a party; except where, in each of the cases (i) through (iv), such violation or conflict would not reasonably be expected to have, individually or in the aggregate, (a) a material impact on such Lender’s ownership of its claims under its respective Convertible Loan Agreement or (b) a material adverse effect on the ability of such Lender to satisfy or perform any of such Lender’s covenants and obligations hereunder.

8.1.6	Consents and Approvals. The execution and delivery by such Lender of this Agreement does not, and the performance of such Lender’s covenants and obligations hereunder do not, require such Lender to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or entity.

8.1.7	Litigation. There is no proceeding pending or threatened against such Lender which has had or could reasonably be expected to have, individually or in the aggregate, (i) a material impact on such Lender’s ownership of its claims under its respective Convertible Loan Agreement or (ii) a material adverse effect on the ability of such Lender to perform any of such Lender’s covenants and obligations hereunder.

8.2	Any and all obligations of a Lender under this Agreement shall be undertaken by such Lender solely as an individual debtor (als Einzelschuldner) and under exclusion of any joint and several liability (unter Ausschluss gesamtschuldnerischer Haftung) and solely with respect to the Convertible Loan Agreement to which such Lender is a party.

8.3	A Lender’s liability for any and all claims of TopCo and Athena under or in connection with this Agreement shall be limited to an aggregate maximum amount of such Lender’s entire loan amount granted to the Company under the Convertible Loan Agreements (plus accrued interest).

8.4	The claims of TopCo and Athena under or in connection with this Section 8 shall become time-barred five (5) years after the date of this Agreement.

9.	Miscellaneous

9.1	This Agreement and its exhibits and the documents contemplated hereby and thereby (including, if a Lender is a shareholder of the Company, the Shareholder Undertaking executed by such Lender in its capacity as a shareholder) comprise the entire agreement between all of the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other arrangements (whether binding or non-binding) made by the Parties in respect thereof, except for any further agreements entered into in connection with the Transactions.

9.2	Any notice or other declaration to be given to a Lender (i) in its position as a Convertible Loan Lender or (ii) under this Agreement shall and may be sent to the correspondence address and/or e-mail address as set forth in Exhibit B. Each Lender shall be obliged to inform the Company in writing of any change of their respective correspondence address and/or e-mail address, as the case may be, without undue delay.

9.3	All exhibits to this Agreement shall form an integral part of this Agreement. In case of a conflict between any exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

9.4	The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

9.5	Amendments, additions or modifications to this Agreement, including this Section 8.5, shall be valid only if made in writing unless a stricter form is prescribed by mandatory law and, in each such case, shall require the prior written consent of Athena.

9.6	If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties hereto at the time of the conclusion of this Agreement. The same shall apply in case of any unintended gaps. It is the express intent of the Parties that the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 9.6 shall not result in a reversal of the burden of proof but that Section 139 German Civil Code is hereby excluded in its entirety.

9.7	This Agreement and its interpretation and any non-contractual obligations in connection with it are subject to German substantive law. The UN Convention on Contracts for the International Sale of Goods (CISG) shall not apply.

9.8	English language terms used in this Agreement describe German legal concepts only and shall not be interpreted by reference to any meaning attributed to them in any jurisdiction other than Germany. Where a German term has been inserted in brackets and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant term whenever it is used in this Agreement.

9.9	Exclusive place of jurisdiction for all disputes regarding rights and duties under this Agreement, including its validity shall, to the extent legally permissible, be Aachen.

[Signature Page to Lender Undertaking]

Exhibit A
Business Combination Agreement

EX-A

Exhibit B
Convertible Loan Lenders

EX-B

Exhibit C
Forms of Power of Attorney (German)

EX-C

Exhibit D
Forms of Power of Attorney (Dutch)

EX-D